Exhibit 99.1

FOR IMMEDIATE RELEASE

Quad/Graphics to Acquire LSC Communications

in All-Stock Transaction

Business Combination Creates Highly Efficient Print Platform to Fuel Quad’s 3.0 Transformation and Strengthen the Role of Print in a Multichannel Media World

SUSSEX, WI, and CHICAGO, IL, October 31, 2018 — Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics” or “Quad”), a leading marketing solutions provider, and LSC Communications, Inc. (NYSE: LKSD) (“LSC Communications”), a leader in print and digital media solutions, today announced that their boards of directors have approved a definitive agreement whereby Quad will acquire LSC Communications in an all-stock transaction valued at approximately $1.4 billion, including the refinancing of LSC Communications’ debt. As of September 30, 2018, the combined company would have had annual revenue of approximately $8 billion.

STRATEGIC AND FINANCIAL RATIONALE

•

Creates a highly efficient print platform to fuel Quad’s 3.0 transformation and strengthen the role of print in a multichannel media world. Quad’s 3.0 strategy creates more value for all stakeholders by leveraging a strong print foundation as part of a much larger, more robust integrated marketing solutions offering, and the transaction will broaden Quad’s client base and revenue-generating potential.

•	Delivers cost- and time-saving opportunities for clients through:

•	Enhanced production and distribution efficiencies and flexibility from the greater scale of the combined complementary platforms.

•	Expanded logistics services and volume-driven postage savings programs, such as co-mailing, backed by experienced and proven leadership.

•	Strengthened print management services and business process outsourcing.

•

Maintains long-term strategic vision by preserving Quadracci Family leadership and voting control in the company; Joel Quadracci will be the Chairman, President and Chief Executive Officer of the combined company.

•

Is expected to close in mid-2019, and be accretive to earnings, excluding non-recurring integration costs. Net synergies are expected to be approximately $135 million, and will be achieved in less than two years and result in substantial additional Free Cash Flow generation.

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•

Results in a more profitable company with a strong and healthy balance sheet that provides continued financial flexibility to strategically deploy capital between investing back into the business, making strategic acquisitions and returning capital to shareholders through consistent dividends and share repurchases.

“This is a defining moment in Quad’s 47-year journey,” said Joel Quadracci, Quad/Graphics Chairman, President & CEO. “We have grown from a printer with a single facility to a global marketing solutions provider with a seamless, integrated offering that creates more value for all our stakeholders at a time of significant media disruption. Together with LSC Communications, we will create a compelling combination of talent, expertise and client technology to further fuel our Quad 3.0 marketing solutions transformation and strengthen the role of print – a proven and trusted media form in today’s multichannel world.”

Quadracci continued: “We look forward to welcoming LSC Communications’ employees to our team. They will be part of a dynamic, values-based organization that is focused on creating a better way for our clients and our company. From this historic business combination, our clients will benefit from a highly efficient print platform, and the additional cost- and time-saving opportunities generated from enhanced production and distribution efficiencies and flexibility, expanded mailing and logistics services, and strengthened print management services. We are confident in the synergies we will generate from this transaction. We will draw on our deep integration experience to successfully align our operations and create long-term sustainable shareholder value. In addition, with an all-stock transaction, our combined shareholders will benefit from our continued strong and healthy balance sheet.”

Thomas J. Quinlan III, LSC Communications Chairman, Chief Executive Officer and President, said: “Since becoming a standalone public company at the end of 2016, LSC Communications has added critical scale, capabilities and technologies. We have done so through acquisitions and divestitures as we work to strengthen our position as a leading innovator in print and multichannel logistics. We are now taking the next major step in our evolution. Together with Quad, we will be better positioned in the dynamic industry environment to efficiently serve our clients though a broader set of offerings to help meet and manage their needs. We are pleased that LSC Communications’ shareholders will benefit from the significant projected synergies as well as the potential upside enabled by ownership in the combined company. We at LSC Communications are proud of what we have accomplished, and with Quad we look forward to continuing to build on our rich history of providing clients with innovative industry leading solutions.”

TRANSACTION SUMMARY

Under the terms of the agreement, LSC Communications shareholders will receive 0.625 shares of Quad Class A common stock for each LSC Communications share they own, representing approximately 29 percent total economic ownership of the combined company and approximately 11 percent of the vote of the combined company. Based on the closing share prices of both companies on October 30, 2018, the merger consideration represents a premium of 34 percent to LSC Communications shareholders. Quad shareholders will continue to own Class A and Class B shares, representing approximately 71 percent total economic ownership of the combined company and approximately 89 percent total voting power of the combined company. The transaction supports Quad’s long-term strategic vision by preserving the Quadracci Family leadership and voting control in the company.

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Quad expects the transaction to be accretive to earnings, excluding non-recurring integration costs. Net synergies are expected to be approximately $135 million, and will be achieved in less than two years, through the elimination of duplicative functions, capacity rationalization, greater operational efficiencies and greater efficiencies in supply chain management that will also benefit our clients.

Joel Quadracci will be Chairman, President and Chief Executive Officer of the combined company. Quad will expand its board of directors to include two members from LSC Communications’ existing board.

The transaction is expected to close in mid-2019, subject to approval by Quad and LSC Communications shareholders, regulatory approval and other customary closing conditions.

The Quadracci Family Voting Trust, holder of approximately 64 percent of the voting power of Quad’s outstanding common stock, has entered into a voting agreement with LSC Communications pursuant to which it will vote in favor of the issuance of shares in connection with the transaction.

The closing of the transaction is not contingent on financing. Quad has secured a financing commitment from JPMorgan Chase Bank, N.A. to refinance Quad’s existing credit facility and LSC Communications’ outstanding debt.

Quad is advised in this transaction by J.P. Morgan Securities LLC, BDT & Company and Foley & Lardner LLP. LSC Communications is advised by BofA Merrill Lynch and Sullivan & Cromwell LLP.

Transaction Conference Call and Quad Third Quarter 2018 Earnings Results

In separate press releases, Quad and LSC announced their respective third quarter and year-to-date 2018 results. In light of today’s transaction announcement, LSC Communications has cancelled its previously announced call for November 1. Quad/Graphics will hold a joint conference call and webcast with LSC Communications today at 8:30 a.m. ET / 7:30 a.m. CT to discuss the business combination. Quad/Graphics also will discuss its third quarter financial results on this call.

Participants can pre-register for today’s conference call and webcast by navigating to http://dpregister.com/10124442. Participants will be given a unique PIN to gain immediate access to the call, bypassing the live operator. Participants may pre-register at any time, including up to and after the call start time.

Alternatively, participants may dial into the conference call at least 10 minutes prior as follows:

•	U.S. Toll-Free: 1-877-328-5508

•	International Toll: 1-412-317-5424

Presentation materials will be available in the investor relations section of each company’s website at http://investors.qg.com and http://investor.lsccom.com/.

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Telephone playback will be available shortly after the conference call ends, accessible as follows:

•	U.S. Toll-Free: 1-877-344-7529

•	International Toll: 1-412-317-0088

•	Replay Access Code: 10124442

The playback will be available until December 1, 2018.

Notes Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws regarding Quad/Graphics and LSC Communications. These forward-looking statements relate to, among other things, the proposed transaction between Quad/Graphics and LSC Communications and include expectations, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of Quad/Graphics and LSC Communications. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may”, “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause Quad/Graphics’ or LSC Communications’ actual results to differ materially from those implied in the forward-looking statements include: (1) the ability to complete the proposed transaction between Quad/Graphics and LSC Communications on the anticipated terms and timetable; (2) the ability to obtain approval by the shareholders of Quad/Graphics and the stockholders of LSC Communications related to the proposed transaction and the ability to satisfy various other conditions to the closing of the proposed transaction contemplated by the merger agreement; (3) the ability to obtain governmental approvals of the proposed transaction on the proposed terms and schedule, and any conditions imposed on the combined entities in connection with consummation of the proposed transaction; (4) the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected; (5) disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; (6) risks relating to any unforeseen liabilities of LSC Communications or Quad/Graphics; (7) consumer demand for our products; (8) our ability to manage disruptions in credit markets or changes to our credit rating; (9) the success or timing of completion of ongoing or anticipated capital or maintenance projects; (10) the reliability of processing units and other equipment; (11) business strategies, growth opportunities and expected investment; (12) the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plans, including within the expected timeframe; (13) the effect of restructuring or reorganization of business components; (14) the potential effects of judicial or other proceedings on our businesses, financial condition, results of operations and cash flows; (15) continued or further volatility in and/or degradation of general economic, market, industry or business conditions; (16) the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; (17) the ability to implement integration plans for the proposed transaction, including with respect to sales forces, cost containment, asset realization, systems integration and other key strategies; (18) the risk that the anticipated tax treatment of the proposed transaction is

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not obtained; (19) unexpected costs, charges or expenses resulting from the proposed transaction (20) the impact of adverse market conditions or other similar risks to those identified herein affecting Quad/Graphics and LSC Communications and (21) the factors set forth under the heading “Risk Factors” in Quad/Graphics’ and LSC Communications’ respective Annual Reports on Form 10-K for the year ended December 31, 2017, filed with Securities and Exchange Commission (“SEC”). We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our respective management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final joint proxy statement/prospectus will be mailed to shareholders of Quad/Graphics and stockholders of LSC Communications. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Quad/Graphics at its website, www.QG.com, or by contacting Quad/Graphics’ Investor Relations at IR@qg.com, or from LSC Communications at its website, www.lsccom.com, or by contacting LSC Communications’ Investor Relations at investor.relations@lsccom.com.

Participants in Solicitation

Quad/Graphics and LSC Communications and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning Quad/Graphics’ participants is set forth in the proxy statement, filed April 4, 2018, for Quad/Graphics’ 2018 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning LSC Communications’ participants is set forth in the proxy statement, filed April 10, 2018, for LSC Communications’ 2018 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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About Quad/Graphics

Quad/Graphics (NYSE:QUAD) is a leading marketing solutions provider. The Company leverages its strong print foundation as part of a much larger, robust integrated marketing offering that helps marketers and content creators improve the efficiency and effectiveness of their marketing spend across offline and online media channels. With a consultative approach, worldwide capabilities, leading-edge technology and single-source simplicity, Quad has the resources and knowledge to help a wide variety of clients in multiple vertical industries, including retail, publishing and healthcare. Quad provides a diverse range of digital and print and related products, services and solutions from multiple locations throughout North America, South America and Europe, and strategic partnerships in Asia and other parts of the world. For additional information visit www.QG.com.

About LSC Communications

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (NYSE: LKSD) is a global leader in print and digital media solutions. The company’s traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, LSC’s supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

Quad/Graphics Investor Relations Contact

Kyle Egan

Director of Investor Relations and Assistant Treasurer, Quad/Graphics

414-566-2482

kegan@qg.com

LSC Communications Investor Relations Contact

Janet Halpin

Senior Vice President, Treasurer and Investor Relations, LSC Communications

773-272-9275

investor.relations@lsccom.com

Quad/Graphics Media Contact

Claire Ho

Manager of Corporate Communications, Quad/Graphics

414-566-2955

cho@qg.com

LSC Communications Media Contacts

Steve Frankel / Jamie Moser / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449